EXHIBIT 99.1

WACCAMAW BANKSHARES, INC.

110 North J.K. Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 15, 2004

NOTICE is hereby given that the Annual Meeting of Shareholders of Waccamaw Bankshares, Inc. (the “Company”) will be held as follows:

Place:	Waccamaw Bank and Corporate Center
110 North J.K. Powell Boulevard
Whiteville, North Carolina 28472

Date:	April 15, 2004

Time:	7:00 p.m.

The purposes of the meeting are:

1. To elect three members of the Board of Directors for three year terms.

2. To ratify the appointment of Larrowe & Company P.L.C. as the Company’s independent public accountants for 2004.

3. To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

/s/James G. Graham
James G. Graham
President and Chief Executive Officer
March 1, 2004

WACCAMAW BANKSHARES, INC.

110 North J.K. Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

PROXY STATEMENT

Mailing Date: On or about March 1, 2004

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 15, 2004

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of Waccamaw Bankshares, Inc. (the “Company”) for the Annual Meeting of Shareholders of the Company to be held at the Waccamaw Bank and Corporate Center, 110 North J.K. Powell Boulevard, Whiteville, North Carolina, at 7:00 p.m. on April 15, 2004, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Freda H. Gore, David A. Godwin, and Alan W. Thompson. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the three nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Alan W. Thompson, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on February 18, 2004, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of (i) common stock, no par value per share, of which 5,000,000 shares are authorized and 1,859,772 shares were outstanding on December 31, 2003; and (ii) preferred stock, no par value per share, of which 1,000,000 shares are authorized and no shares were outstanding on December 31, 2003. As of December 31, 2003, there were approximately 1,940 holders of record of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the three directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of December 31, 2003, no shareholder known to management owned more than 5% of the Company’s common stock.

As of December 31, 2003, the beneficial ownership of the Company’s common stock, by directors individually, and by directors and executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP[1]	PERCENT OF CLASS[2]
M.B. (“Bo”) Biggs Lumberton, NC	7,818	*

Dr. Maudie M. Davis Tabor City, NC	14,522	*

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP[1]		PERCENT OF CLASS[2]
E. Autry Dawsey, Sr. Whiteville, NC	76,164	(3)	4.09

Crawford Monroe Enzor, III Cerro Gordo, NC	62,382	(4)	3.34

James G. Graham Whiteville, NC	64,561		3.38

James E. Hill, Jr. Whiteville, NC	21,234	(5)	1.14

Michael K. Jones Tabor City, NC	67,100	(6)	3.61

Alan W. Thompson Whiteville, NC	38,507	(7)	2.06

R. Dale Ward Whiteville, NC	41,093	(8)	2.20

J. Densil Worthington Chadbourn, NC	46,738	(9)	2.51

All Directors and Executive Officers as a group (14 persons)	450,106		22.85

*	Less than 1%.
(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Graham – 2,400 shares, Mr. Hill – 3,600 shares and Mr. Worthington – 10,080 shares.
(2)	The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (1) 1,859,772 outstanding shares of common stock; and (2) options to purchase common stock capable of being exercised by the individual or group within 60 days of December 31, 2003.
(3)	Includes 12,096 shares held by Mr. Dawsey as custodian for grandchildren.
(4)	Includes 34,263 shares held by members of Mr. Enzor’s immediate family.
(5)	Includes 172 shares held by Mr. Hill as custodian for his child.
(6)	Includes 4,550 shares held by Mr. Jones as custodian for his children.
(7)	Includes 1,497 shares held by Mr. Thompson’s spouse.
(8)	Includes 316 shares held by Mr. Ward as custodian for his child.
(9)	Includes 4,740 shares held by Mr. Worthington as custodian for his child.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best knowledge of management of the Company, all such required reports have been filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between five and sixteen members, as determined by the Board of Directors or the shareholders, and, if more than nine, they shall be staggered into terms of one, two, and three years in as equal numbers as possible. The Board of Directors has set the number of directors of the Company at ten. Each nominated and incumbent director has served as a director of Waccamaw Bank (the “Bank”) since 1997 and as a director of the Company since the Bank’s reorganization into the bank holding company form of organization on July 1, 2001, except Mr. Graham who was first elected as a director of the Bank in 1999. The three directors whose terms expire at the Annual Meeting have each been renominated for a term of three years.

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During Past 5 Years
E. Autry Dawsey, Sr. (67)	Director	1997	President and Chief Executive Officer, Premiere Management Company, Inc. (management company for the following enterprises); President, K.A.R. Enterprises, Inc. (motel); President, B&D Enterprises (real estate); President, Dawsey Investment Co., Inc. (fast food); President, Premiere Construction, Inc. (construction company); Managing Partner, Premiere Enterprises of Whiteville, LLC (real estate); President, Premiere Hospitality Group, Inc. (motel); Managing Partner, Dawcut Hospitality, LLC (hotel); President, Lake Waccamaw Convalescent Center, Inc. (nursing home); President, 701 Associates (real estate); President, Premiere Point (housing development); D&H Foods (“Sonic” fast food restaurant).

Crawford Monroe Enzor, III (39)	Director	1997	Owner, Monroe Enzor, III Farms, Cerro Gordo, NC; President, Enzor Farms, Inc., Fair Bluff, NC.

R. Dale Ward (51)	Director	1997	President, J.D. Wright Roofing Co., Inc., Tabor City, NC; Columbus County, NC, School Board, since 1994, including three years as chairman; Partner, Crown Investments, LLC (Real Estate).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY.

Incumbent Directors

The Company’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During Past 5 Years
M. B. (“Bo”) Biggs (48)	1997	2005	Certified Public Accountant; Chief Financial Officer, Comptroller/Secretary-Treasurer, K.M. Biggs, Inc. (farming and commercial real estate management), Lumberton, NC; Director, Biggs Park, Inc. (shopping center), Lumberton, NC.

Dr. Maudie M. Davis (51)	1997	2006	Principal, South Columbus High School, Tabor City, NC.

James G. Graham (53)	1999	2005	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present; President and Chief Executive Officer, Miners and Merchants Bank & Trust Co. and its holding company, Commonwealth Community Bancorp, Grundy, VA, 1984-1998.

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During Past 5 Years
James E. Hill, Jr. (57)	1997	2006	Attorney, Hill & High, L.L.P., Whiteville, NC; farming operations; Hill & High Real Estate; Walker – Hill Real Estate.

Michael K. Jones (54)	1997	2006	President, Jones Stores, Inc. (retail variety stores), Tabor City, NC; Owner Broadway Ventures, LLC (real estate); Managing Partner; Conway Shopping Center, LLC (real estate); Managing Partner, JONCAR, LLC (real estate); Managing Partner, JACJPJ, LLC (real estate); Partner, Crown Investments, LLC (real estate).

Alan W. Thompson (40)	1997	2006	President, Thompson, Price, Scott, Adams & Co., P.A. (certified public accountants), Whiteville, NC; President, Medical Billing Organization, Inc. (medical billing company), Whiteville, NC; President, Medical Service Organization, Inc. (medical billing company), Whiteville, NC; Manager, AT Consulting Services, LLC (financial services), Whiteville, NC; Manager, TSA Rentals, LLC (Rental Real Estate), Whiteville, NC.

J. Densil Worthington (49)	1997	2005	President, Worthington Funeral Home, Inc., Chadbourn, NC.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

The Company held five meetings of its Board in 2003. Each director attended 75% or more of the aggregate number of meetings of the Board and any committees on which he or she served, with the exception of Dr. Maudie Davis. Dr. Davis is the principal of South Columbus High School and her duties as such conflicted with certain meetings of the Human Resource Committee, of which Dr. Davis is a member.

It is the policy of the Company that directors attend each annual meeting and any special meetings of the Company’s shareholders. All of the Company’s directors attended the 2003 annual meeting of shareholders.

The Company’s Board has several standing committees, including an Executive Committee, a Nominating & Compensation Committee and an Audit Committee.

Executive Committee. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The members of the Executive Committee are Messrs. Dawsey, Enzor, Graham, Hill, Jones, and Thompson. The Executive Committee met twelve times during 2003.

Nominating & Compensation Committee. The functions of the Nominating & Compensation Committee are performed by the Executive Committee, with Mr. Graham abstaining from votes on certain matters. The Nominating & Compensation Committee reviews and approves all salaries and benefits of Company personnel. The duties of the Nominating & Compensation Committee also include: (i) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (ii) assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and recommending to the Board qualified individuals to fill any such vacancy; and (iii) recommending to the Board, on an annual basis, director nominees for each committee of the Board.

The Company’s common stock is traded on the Nasdaq SmallCap Market and the voting members of the Nominating & Compensation Committee are “independent” as defined by Nasdaq listing standards. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating & Compensation Committee or by any shareholder of the Company’s common stock. It is the policy of the Nominating & Compensation Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating & Compensation Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock since the last business day of the calendar year preceding the meeting at which the nominee is to stand for election. The Nominating & Compensation Committee has adopted a formal charter, which is attached as Exhibit A.

Report of the Audit Committee

The Audit Committee of the Company, which met four times during 2003, is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2003, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Larrowe & Company, P.L.C., all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Larrowe & Company, P.L.C. disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Larrowe & Company, P.L.C. their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Larrowe & Company, P.L.C. as auditors for 2004.

The Company’s common stock is traded on the Nasdaq SmallCap Market, and the Audit Committee members are “independent” and “financially literate” as defined by Nasdaq listing standards. The Board of Directors has determined that Alan W. Thompson, a member of the Audit Committee, meets the requirements recently adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The Audit Committee has a written charter which is reviewed by the Committee for adequacy on an annual basis.

This report is submitted by the Audit Committee: M. B. “Bo” Biggs, Michael K. Jones, Alan W. Thompson and J. Densil Worthington.

Director Compensation

Board Fees. During 2003, all directors were paid $400 for each Board meeting attended, except the for the Chairman of the Board (or Vice-Chairman, as applicable) who received $750 for each Board meeting chaired. Each director was also paid an annual retainer of $1,200 and $200 for each Committee meeting attended, except for the acting Chairman of the committee who received $250 for each committee meeting chaired. Mr. Graham did not receive any compensation for attending committee meetings.

1998 Nonstatutory Stock Option Plan. The shareholders previously approved the 1998 Nonqualified Stock Option Plan (the “Nonqualified Option Plan”) pursuant to which options are available for issuance to members of the Company’s Board of Directors and the Board of any subsidiary of the Company. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company, the Nonqualified Option Plan was adopted by the Company and options under such plan are now options of the Company. No options were granted in 2003 under the Nonqualified Option Plan.

Executive Officers

Set forth below is certain information regarding the Company’s Executive Officers.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
James G. Graham	53	Director, President & Chief Executive Officer	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present; President and Chief Executive Officer, Miners and Merchants Bank & Trust Co. and its holding company, Commonwealth Community Bancorp, Grundy, VA, 1984-1998.

Perry Bradford Dawson	47	Senior Vice President and Chief Banking Officer of Waccamaw Bank	Senior Vice President and Chief Banking Officer, Waccamaw Bank, Whiteville, NC, 2003-Present; prior to that, Vice President, First Citizens Bank, Wilmington, NC, 1998-2003; prior to that, Vice President, National Bank of South Carolina, North Myrtle Beach, SC, 1996-1998.

Freda H. Gore	42	Vice President and Chief Operations Officer of Waccamaw Bank	Vice President and Chief Operations Officer of Waccamaw Bank, Whiteville, NC, 1997-Present.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
David A. Godwin	47	Vice President and Chief Financial Officer of Waccamaw Bank	Vice President and Chief Financial Officer of Waccamaw Bank, Whiteville, NC, 2001-Present; prior to that, Comptroller, Four Seasons Screen Printing Co., Conway, SC, February 2001-July 2001; prior to that Chief Financial Officer/Comptroller, Jones Stores, Inc., Tabor City, NC, 1995-2001 (retail variety stores).

Richard C. Norris	38	Senior Credit Officer of Waccamaw Bank	Senior Credit Officer, Waccamaw Bank, Whiteville, NC, 2003-Present; prior to that, Senior Business Underwriter, First Citizens Bank, Raleigh, NC, 1996-2003.

Executive Compensation

The following table shows the cash and certain other compensation paid to or received or deferred by James G. Graham for services rendered in all capacities during the fiscal year ended December 31, 2003. No other current executive officer of the Company received compensation for 2003 which exceeded $100,000.

SUMMARY COMPENSATION TABLE

Annual Compensation[1]
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
James G. Graham, President, Chief Executive Officer and Director	2003 2002 2001	$150,000 130,000 111,000	$3,706 12,500 7,000	$12,389 12,601 -0-

(1)	In addition to compensation paid in cash, the Company’s executive officers receive certain personal benefits. However, the aggregate value of such non-cash benefits received by Mr. Graham during 2003, 2002 and 2001 did not exceed 10% of cash compensation paid to him.

1998 Incentive Stock Option Plan. The shareholders previously approved the 1998 Incentive Stock Option Plan (the “Incentive Option Plan”) pursuant to which options are available for issuance to officers and key employees of the Company and any of its subsidiaries. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company, the Incentive Option Plan was adopted by the Company and options under such plan are now options of the Company.

Mr. Graham was not issued any Incentive Options during the fiscal year ended December 31, 2003.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2003.

AGGREGATED OPTION EXERCISES IN FISCAL 2003

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End Exercisable/Unexercisable[1]
James G. Graham	- 0 -	$ - 0 -	50,442 / - 0 -	$1,052,725 / $ - 0 -

(1)	The closing price of the Company’s common stock at December 31, 2003 was $27.24 per share.

Employment Agreement. The Bank is party to an employment agreement dated January 1, 1999 with James G. Graham, President and Chief Executive Officer of the Bank and Company (the “Employment Agreement”). The term of the Employment Agreement is one year and on each anniversary of the effective date the term automatically extends for one year unless notice is received 90 days prior to the anniversary date that the term will not be extended. The Employment Agreement provides for an initial annual base salary of $100,000, and for discretionary bonuses and participation in other pension and profit-sharing plans maintained by the Bank on behalf of its employees, as well as fringe benefits normally associated with Mr. Graham’s position or made available to all other employees.

The Employment Agreement provides that Mr. Graham may be terminated for “cause” as defined in the Employment Agreement, and that the Employment Agreement may otherwise be terminated, in some cases with certain financial consequences, by the Bank or by Mr. Graham. The Employment Agreement provides that should the Bank terminate the Employment Agreement other than for cause within 24 months of a “change in control,” or should Mr. Graham terminate the agreement within 24 months during which his compensation or responsibilities are reduced, or his workplace is moved an unreasonable distance from his current work place, then he shall receive 200% of his “base salary” as defined in Section 280G(b)(3) of the Internal Revenue Code.

Indebtedness of and Transactions with Management

The Company has had and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Larrowe & Company, P.L.C., Certified Public Accountants, as the Company’s independent public accountants for 2004. A representative of Larrowe & Company, P.L.C. is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Company has paid Larrowe & Company, P.L.C. fees in connection with its assistance in the Company’s annual audit and review of the Company’s financial statements. Sometimes, the Company engages Larrowe & Company, P.L.C. to assist in other areas of financial planning. The following table sets forth the fees billed to the Company by Larrowe & Company, P.L.C. in various categories during 2003 and 2002.

Category	2003 Amount Billed	2002 Amount Billed
Audit Fees:	$31,596	$35,100
Audit-Related Fees:	34,597	13,795
Tax Fees	1,500	1,500
All Other Fees:	- 0 -	- 0 -

Total Fees Paid:	$67,693	$50,395

All services rendered by Larrowe & Company, P.L.C. during 2003 and 2002 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF LARROWE & COMPANY, P.L.C. AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2004.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2005 ANNUAL MEETING

It is anticipated that the 2005 Annual Meeting will be held on a date during April 2005. Any proposal of a shareholder which is intended to be presented at the 2005 Annual Meeting must be received by the Company at its main office in Whiteville, North Carolina no later than November 15, 2004, in order that such Proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a Proposal for the 2005 Annual Meeting is not expected to be included in the proxy statement for that meeting, the Proposal must be received by the Company by February 15, 2005 for it to be timely received for consideration. The Company will use its discretionary authority for any Proposals received thereafter.

SHAREHOLDER COMMUNIICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Alan W. Thompson, Corporate Secretary, Waccamaw Bankshares, Inc., 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2003 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DAVID A. GODWIN, CHIEF FINANCIAL OFFICER, WACCAMAW BANKSHARES, INC., 110 NORTH J.K. POWELL BOULEVARD, WHITEVILLE, NORTH CAROLINA 28472.

Exhibit A

NOMINATING COMMITTEE CHARTER

Purpose

The Nominating Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Waccamaw Bankshares, Inc. (the “Company”): (i) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy; and (iii) to recommend to the Board, on an annual basis, director nominees for each Board committee.

Committee Membership

The Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. Each member of the Committee shall: (i) be “independent” as defined by applicable Nasdaq listing standards; and (ii) shall meet all other applicable legal requirements. The Committee will also consider the absence or presence of material relationships with the Company which might impact independence. Members shall be appointed and removed by the Board. A majority of the members of the Committee shall constitute a quorum.

Operations

The Committee shall meet at least once a year. Additional meetings may occur as the Committee deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms, at the Company’s expense.

The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company or its subsidiaries, whom such member believes to be reliable and competent in the matters presented, (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

Committee Responsibilities

The Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, which criteria shall include, but not be limited to, the criteria set forth in Article III, Section 10 of the Company’s bylaws. The Committee shall have the power to apply such criteria in connection with the identification of individuals to be Board members, as well as to apply the standards imposed by all applicable federal laws and the underlying purpose and intent thereof in connection with such identification process.

When vacancies occur on the Board or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines meet such criteria and standards for recommendation to the Board as nominee(s).

The Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

The Committee shall recommend to the Board the nominees for appointment to committees of the Board on at least an annual basis. The Committee shall make other reports to the Board when the Committee deems it appropriate or upon request of the Board.